                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                      Registration No. 333-54192


                                 April 10, 2001

PROSPECTUS SUPPLEMENT
(to prospectus dated March 27, 2001)

                                  $150,000,000


                                [PROVINCE LOGO]


                 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2005

                                   ----------

         This prospectus supplement supplements our prospectus dated March 27, 2001 relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors of up to $150,000,000 principal amount at maturity of our 4 1/2% Convertible Subordinated Notes due 2005 and the shares of our common stock issuable upon their conversion. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

                             Selling Securityholders

         The following table provides information regarding the principal amount at maturity of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such securityholders, and the number of shares of our common stock each securityholder would own beneficially upon conversion of its entire principal amount of notes.

         The table below supplements or amends the table of securityholders contained on pages 42 through 44 of the prospectus. Accordingly, the information contained in the table supersedes the information in the prospectus with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before April 10, 2001. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by each selling securityholder on the date hereof.

                                                          PRINCIPAL AMOUNT OF       PERCENTAGE OF      NUMBER OF SHARES
                                                                 NOTES                  NOTES          OF COMMON STOCK
   NAME OF SELLING SECURITYHOLDER                          OWNED AND OFFERED         OUTSTANDING       THAT MAY BE SOLD
   ------------------------------                         -------------------       -------------      ----------------
AFTRA Health Fund......................................        $  500,000                  *%               12,604
Bear, Stearns & Co. Inc................................         1,000,000                  *                25,209
BP Amoco Corporation Master Trust for Employee
   Pension Plan........................................         2,350,000               1.57                59,242
Chrysler Corporation Master Retirement Trust...........         2,680,000               1.79                67,561
Continental Assurance Company--Separate Accounts(E)....           650,000                  *                16,386
Delta Pilots D&S Trust.................................           530,000                  *                13,361
Vanguard Convertible Securities Fund, Inc..............         1,825,000               1.22                46,007

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*  Less than 1%.